Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter of 2009

•	Improving Order Rates Drive $45 million of Backlog Growth from this Point Last Quarter

•	Actions to Streamline the Company Result in Significantly Lower Break Even Level

•	Channel and Internal Inventories Down More Than $75 million from the Prior Quarter

•	Decisive Actions Drive Sequential Increase in Cash and Securities

San Jose, California - April 16, 2009 - Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance products that drive energy-efficiency, today announced results for the first quarter ended March 29, 2009. Fairchild reported first quarter sales of $223.3 million, down 30% from the prior quarter and 45% lower than the first quarter of 2008.

Fairchild reported a first quarter net loss of $51.1 million or $0.41 per share compared to a net loss of $218.1 million or $1.76 per share in the prior quarter and net income of $17.1 million or $0.14 per diluted share in the first quarter of 2008. Included in these results is a $6.7 million charge for restructuring and impairments. Gross margin was 15.2%, down 11 percentage points sequentially and 15 percentage points lower than in the first quarter of 2008.

Fairchild reported a first quarter adjusted net loss of $40.1 million or $0.32 per share, compared to adjusted net income of $7.7 million or $0.06 per diluted share in the prior quarter and adjusted net income of $23.2 million or $0.19 per diluted share in the first quarter of 2008. Adjusted net income and loss excludes amortization of acquisition-related intangibles, restructuring and impairments, impairment of investments, goodwill impairment charges, release of charges for potential litigation outcomes, and associated net tax benefits of these items and other acquisition-related intangibles.

“We significantly improved our inventory position while recording solid growth in orders and backlog in the first quarter,” said Mark Thompson, Fairchild’s president and CEO. “We aggressively reduced inventory in our distribution channel which we believe will enable us to increase sales closer to customer consumption levels in Q2. We reduced costs across the company and expect the structural changes made in the last two quarters to allow us to maintain our current level of lower operating expenses going forward. The manufacturing restructuring actions announced late last month are also expected to drive solid gross margin improvements over time. We believe our quick actions in this business cycle to reduce costs and inventories will drive higher cash flow and profits while positioning us well to capitalize on future improvements in end market demand.

End Markets and Channel Activity

“Our first quarter sales were well below customer consumption levels as the industry worked through the current inventory correction,” said Thompson. “The reduction in sales was broad-based across all end markets. However, order rates improved during the quarter and in the first weeks of Q2, enabling us to increase backlog. Overall product pricing was down about 2 percent sequentially which is slightly less favorable than prior quarters. We maintained lead times within a stable range of 4 to 6 weeks during the quarter.”

First Quarter Financials

“We aggressively managed costs, working capital and inventories to increase our cash and securities from the prior quarter,” said Mark Frey, Fairchild’s executive vice president and CFO. “As the demand picture stabilized in Q1 we took decisive action to align our cost structure to the current market. While some of these additional cost reductions benefited the first quarter, most of the favorable impact comes in Q2 and beyond. Gross margin decreased from the prior quarter due primarily to lower factory loadings. R&D and SG&A expenses were significantly lower than our plan due to the additional structural changes announced in the quarter. We reduced our internal inventory by nearly $25 million and inventory in the distribution channel by approximately $50 million sequentially. We increased cash and securities from the prior quarter to $387.3 million which reflected cash flow from operations of $19.4 million and capital spending of $14.9 million.”

Current Status of Second Quarter Business

“Our scheduled backlog for the second quarter is approximately $250 million which is about $45 million higher than this point a quarter ago,” said Frey. “Included in this amount is more than $22 million of backlog that we booked in the first two and a half weeks of this quarter. Similar to last quarter, given the still limited demand visibility, we are not providing guidance comparable to what we have historically given but we do want to share this backlog data and our current view of the state of second quarter business. Assuming we continue to record positive backlog fill consistent with the current order patterns, we believe sales in the range of $250 to $270 million are possible for the second quarter. For this range of revenue, we anticipate gross margin to be between 21% and 24% percent. Our current cost reductions coupled with the latest structural changes are expected to reset our R&D and SG&A spending to a range of $67 to $69 million in Q2 and enable us to maintain a level of less than $70 million per quarter in the second half of 2009. Interest expense for the second quarter is expected to be between $5.0 and $5.5 million while our tax expense is anticipated to be around zero. We anticipate recording approximately $15 million in charges in Q2 associated with previously announced cost reduction actions of which about $3 million will be in cash. We expect to reach our target inventory level in the distribution channel and continue to adjust internal inventories lower in the second quarter, excluding strategic builds required for previously announced fab closures. Capital spending is expected to be approximately $60 million for all of 2009. As with last quarter, we are not assuming any obligation to update this information, although we may choose to do so before we announce second quarter results.

This press release includes references to adjusted net income and loss (which excludes amortization of acquisition-related intangibles, restructuring and impairments, impairments of investments, goodwill impairment charges, release of charges for potential litigation outcomes, associated net tax benefits of these items and other acquisition-related intangibles), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these items), and a reconciliation from adjusted net income and loss to GAAP net income and loss. GAAP and adjusted results both include equity based compensation expense. Adjusted results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Current Status of Second Quarter Business,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 29, 2009	December 28, 2008	March 30, 2008
Total revenue	$223.3	$320.9	$406.3
Cost of sales (1)	189.3	235.8	283.8

Gross margin	34.0	85.1	122.5

Gross margin %	15.2%	26.5%	30.2%

Operating expenses:
Research and development (2)	23.8	23.7	29.8
Selling, general and administrative (3)	44.7	44.3	60.1
Amortization of acquisition-related intangibles	5.5	5.5	5.6
Restructuring and impairments	6.7	15.9	0.2
Goodwill impairment charge	—	203.3	—
Release for potential litigation outcomes, net	—	(3.3)	—

Total operating expenses	80.7	289.4	95.7

Operating income (loss)	(46.7)	(204.3)	26.8
Impairment of investments	—	19.0	—
Other expense, net	5.3	6.2	5.2

Income (loss) before income taxes	(52.0)	(229.5)	21.6

Provision (benefit) for income taxes	(0.9)	(11.4)	4.5

Net income (loss)	$(51.1)	$(218.1)	$17.1

Net income (loss) per common share:
Basic	$(0.41)	$(1.76)	$0.14

Diluted	$(0.41)	$(1.76)	$0.14

Weighted average common shares:
Basic	123.6	123.6	124.4

Diluted	123.6	123.6	125.1

(1) Equity compensation expense included in cost of sales	$0.2	$0.9	$1.0
(2) Equity compensation expense included in research and development	$0.3	$0.9	$0.9
(3) Equity compensation expense included in selling, general and administrative	$2.1	$0.5	$5.0

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income (Loss)

(In millions)

(Unaudited)

	Three Months Ended
	March 29, 2009	December 28, 2008	March 30, 2008
Net income (loss)	$(51.1)	$(218.1)	$17.1
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring and impairments	6.7	15.9	0.2
Impairment of investments	—	19.0	—
Goodwill impairment charge	—	203.3	—
Release for potential litigation outcomes, net	—	(3.3)	—
Amortization of acquisition-related intangibles	5.5	5.5	5.6
Associated net tax effects of the above and other acquisition-related intangibles	(1.2)	(14.6)	0.3

Adjusted net income (loss)	$(40.1)	$7.7	$23.2

Adjusted net income (loss) per common share:
Basic	$(0.32)	$0.06	$0.19

Diluted	$(0.32)	$0.06	$0.19

Adjusted net income (loss) and adjusted net income (loss) per share should not be considered as alternatives to net income (loss) and net income (loss) per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 29, 2009	December 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$352.8	$351.5
Short-term marketable securities	0.7	0.8
Receivables, net	112.5	155.6
Inventories	206.3	231.0
Other current assets	37.3	40.0

Total current assets	709.6	778.9

Property, plant and equipment, net	707.2	731.6
Intangible assets, net	97.9	102.1
Goodwill	161.7	161.7
Long-term securities	33.8	34.6
Other assets	40.6	40.9

Total assets	$1,750.8	$1,849.8

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5.3	$5.3
Accounts payable	71.2	94.4
Accrued expenses and other current liabilities	67.8	94.4

Total current liabilities	144.3	194.1

Long-term debt, less current portion	528.6	529.9
Other liabilities	65.6	65.9

Total liabilities	738.5	789.9

Temporary equity - deferred stock units	2.3	2.8
Total stockholders’ equity	1,010.0	1,057.1

Total liabilities, temporary equity and stockholders’ equity	$1,750.8	$1,849.8

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 29, 2009	March 30, 2008
Cash flows from operating activities:
Net income (loss)	$(51.1)	$17.1
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	37.6	33.1
Non-cash stock-based compensation expense	2.6	6.9
Non-cash restructuring and impairments expense	0.8	—
Deferred income taxes, net	(3.6)	1.4
Other	0.2	0.4
Changes in operating assets and liabilities, net of acquisitions	32.9	(20.5)

Cash provided by operating activities	19.4	38.4

Cash flows from investing activities:
Capital expenditures	(14.9)	(30.7)
Purchase of marketable securities	(0.2)	(3.5)
Sale of marketable securities	0.3	5.0
Maturity of marketable securities	0.1	0.1
Other	(0.6)	(0.3)
Acquisitions	(1.5)	—

Cash used in investing activities	(16.8)	(29.4)

Cash flows from financing activities:
Repayment of long-term debt	(1.3)	(0.9)
Proceeds from issuance of common stock and from exercise of stock options, net	—	1.9
Purchase of treasury stock	—	(2.0)

Cash used in financing activities	(1.3)	(1.0)

Net change in cash and cash equivalents	1.3	8.0
Cash and cash equivalents at beginning of period	351.5	409.0

Cash and cash equivalents at end of period	$352.8	$417.0

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:	Agency Contact:
Patti Olson	Dan Janson	Topaz Partners
Corporate Communications	Investor Relations	Paul R. Hughes
(800) 341-0392 X 8728	(207) 775-8660	(781) 404-2416
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com	phughes@topazpartners.com